Exhibit 10.3
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is amended and restated as of the 7th day of August, 2023 with effect from November 16, 2022.
BETWEEN:
IVNE AUSTRALIA PTY LTD, an Australian company having an office at Level 2, 154 Elizabeth Street, Sydney NSW, 2000
    (the "Company")
AND:
QUENTIN MARKIN, residing at

(the "Employee")
WHEREAS:
(A)IVNE Australia Pty Ltd is a wholly owned subsidiary of Ivanhoe Electric Inc., and will make the services of the Employee available to Ivanhoe Electric Inc.;

(B)Ivanhoe Electric Inc. (the “Parent”) is a technology led mineral exploration company with corporate offices located in Vancouver, British Columbia, Canada and to be established in the United States. Through subsidiaries and investment, the Parent funds and manages exploration programs in several jurisdictions globally but with a focus in the United States;

(B)the Company wishes to engage the Employee as the Executive Vice-President, Business Development and Strategy Execution for the Company (the “Position”) and will make the Employee available to discharge the Position at the Parent;

(C)the Parties hereto wish to enter into this Amended and Restated Agreement for the purposes of (i) replacing the agreement entered into on November 16, 2022, (ii) for better reflecting the relationship between the Employee, the Company and the Parent, and (iii) for fixing the compensation and terms applicable to the employment of the Employee during the period hereinafter set forth; and
(D)all references in this Amended and Restated Agreement to dollars are United States Dollars.

NOW THEREFORE THIS AGREEMENT WITNESSES that the Company and Employee (collectively the “Parties”), as Parties hereto, in consideration of the respective covenants and agreements on the part of each of them herein contained, and each intending to be legally bound hereby, do hereby covenant and agree as follows:
Section 1Employment
1.1The Company hereby engages the Employee, and the Employee acknowledges and agrees, to perform the function of Executive Vice-President, Business Development and Strategy Execution for the Company, working remotely from his home address and as required at the Company’s offices or the offices of the Parent.
1.2The Company will make available the services of the Employee to the Parent reporting to its board of directors (the “Board”) and will charge the Parent for the services of the Employee and other costs incurred by the Company in respect of the Employee on a cost recovery basis to the Company.
1.3In fulfilment of the Position, the Employee will carry out such duties and responsibilities as are customarily performed by persons in such role within the industry, which shall include execution of the

Company’s and the Parent’s corporate, financing and other transactions, legal affairs, and such other duties as the Company or Parent may assign from time to time.
1.4The Employee may be expected to travel outside of the work location where based to the Company's or the Parent’s offices, project sites and other locations as required.
1.5The Employee’s employment will be governed by the Australian Fair Work Act 2009 (Cth) “FW Act” as a matter of law, but the FW Act does not form part of this agreement.
1.6The Employee’s employment is conditional upon the Employee having a valid right to work in Australia.
Section 2Term
This Amended and Restated Agreement will be effective from and the Employee’s employment will commence on January 1, 2023 and will remain in full force and effect until terminated as hereinafter provided (the “Term”).
Section 3Responsibility
3.1Subject to the approval and/or ratification of the Board in accordance with Parent policies regarding delegation of authorities, the Employee will have the authority and duty to perform and carry out such duties and responsibilities for the Parent as are set out in Section 1.2 and related duties as may from time to time be assigned, delegated, limited or determined by the Board.
3.2During the Employee’s employment, the Employee must:
(a)perform their duties in a proper and efficient manner;
(b)report promptly and fully to the Board, and any other person to whom the Employee is directed to report, with the information that they may require from time to time;
(c)comply with all reasonable and lawful directions issued by the Company or the Parent;
(d)comply with state and federal laws relating to health and safety, discrimination, bullying and harassment;
(e)at all times use his best efforts to promote the interests of the Company’s and the Parent’s business and not intentionally or recklessly do anything which is, or may be, harmful to those interests; and
(f)immediately disclose any interest that may conflict with the Company’s or the Parent’s interests.
Section 4Other Activities
4.1The Employee's employment hereunder shall be 80% of the full-time equivalent. The Employee must devote their time, attention and skill exclusively to the Company’s and the Parent’s business during such hours as are necessary to meet business needs and their individual objectives. Full time hours are at least 38 hours per week. The Employee is also required to work additional hours that are reasonable. For the purpose of assessing reasonableness hours are averaged over a 26-week period.
4.2The Employee shall be permitted to act as a legal consultant for Ivanhoe Mines Ltd, but provided that such activity does not constitute more than 20% of the Employee’s working time and do not otherwise interfere to create any actual or potential conflict with his obligations to the Company or the Parent under this Amended and Restated Agreement.
4.3Other than as set forth in Section 4.2, the Employee agrees not to undertake, or be engaged in the performance of, any work, services or other business activity (which does not include charitable or philanthropic endeavors that do not materially interfere with the Employee’s employment hereunder), directly or indirectly, for any other person, firm, company, other legal entity or governmental agency or organization, unless it is determined by prior written approval of the Board or the Chairman of the Board that such activities will not interfere with, or impede, in any significant manner the performance of Employee’s duties in the Position, and further provided that:
(a)before the Employee can engage in any work, services or other business activity which involves the Employee owning or acquiring any interest in excess of five percent, directly or indirectly, in any mining or technology company or the rendering of any advice or service to another person, partnership or other legal entity or a joint venture engaged in the business of exploring for and/or mining minerals, the Employee must disclose full particulars thereof in writing to the Board and within 15 days after the date of such disclosure, the Employee must receive from the Board or its Chairman a decision that such activities by the Employee will not, in the opinion of the Board, interfere or be in conflict with the Employee's performance of his duties to the Company or the Parent hereunder. If a decision is not received from the Board or its Chairman within such 15-day period, the activities will be deemed to interfere or be in conflict with the Employee’s performance of his duties to the Company hereunder unless and until a contrary decision is received from the Board or its Chairman,
(b)before engaging in any work, services or business activity other than the kind described in sub-paragraph (a) of this Section 4.3, the Employee shall have disclosed same in writing to the Board, and
(c)notwithstanding the foregoing, the Employee may engage in work for an affiliate of the Company (including the Parent), including serving on the board of directors of any affiliate, consistent with his responsibilities for the Company and the Parent to the extent agreed by the Board or its Chairman.
4.4The Employee shall refer to the Board any and all facts, matters and transactions that may adversely affect the Employee's relationship with the Company or the Parent, or the Employee’s ability to perform his duties, or in respect of which an actual or potential conflict of interest between the Employee and the Company or the Parent has arisen or may arise, and the Employee shall not proceed with any such matter or transaction until the Board’s approval therefor is obtained. For purposes of clarification, this provision is not intended to limit in any way the Employee's fiduciary obligations to the Company that may arise in law or in equity.
4.5Without limiting the generality of the foregoing, the Employee acknowledges, covenants and agrees that under no circumstances will his provision of services in the Position involve or include, nor will the Employee be asked by any director or officer of the Company to engage in, any activities contrary to the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act and any other similar legislation in the jurisdiction in which the Employee is employed or to whose laws the Employee may be subject.
4.6The Employee shall adhere to the Company's and the Parent’s policies in effect from time to time, although they do not form part of this Amended and Restated Agreement.
Section 5Compensation
5.1In consideration of the performance by the Employee of his responsibilities and duties in the Position hereunder:
(a)The Company shall pay the Employee a base salary of four hundred thousand dollars ($400,000.00) per year inclusive of superannuation (the "Base Salary"). The Base Salary and all other forms of compensation payable hereunder are subject to deduction for all applicable taxes, payroll deductions and withholdings required by law and otherwise in accordance with the payroll practices of the Company for similarly situated employees of the Company;
(b)The Base Salary will be reviewed annually and, if increased or decreased, such increased or decreased amount shall be the Base Salary hereunder provided however that the Base Salary may only be decreased as part of a general executive or company-wide reduction for cost savings or similar requirements;
(c)The Employee will be eligible to participate in the compensation plans of the Parent in effect from time to time, subject to the terms of the applicable plans;

(d)The Employee will be eligible on an annual basis to receive short term and long term incentive awards, with a short-term bonus target of 100% of Base Salary (“Short Term Bonus”) and a long-term bonus target of 200% of Base Salary commencing only in 2024, based on the terms and conditions of the Parent’s then effective annual incentive and equity-based incentive plans or programs as adopted by the Board upon recommendation by its Compensation Committee and contingent upon the degree of achievement of any applicable performance goals. The Employee will not be paid a Short Term Bonus or long-term incentives in 2023. The Equity plans (“Equity Plans”) shall include but not be limited to the 2022 Long Term Incentive Plan and associated award agreements, including but not limited to the Restricted Stock Unit Award Agreement, and any similar agreements entered by the Parties hereafter. Targets for short term and long term incentive awards will be reviewed and established by the Board and the Compensation Committee on an annual basis.
(i)The amount of the Short Term Bonus that will be earned shall be determined based upon performance criteria and targets established by the Board and the Compensation Committee, and the achievement and/or satisfaction of such criteria and targets during the time employed. For example, if Employee is employed for a partial year, Employee shall receive the Short Term Bonus on a pro rata basis that considers the degree of achievement and/or satisfaction of performance criteria and targets prior to Employee’s separation from service and the number of months worked divided by the total number of months in the reporting year, subject to (ii) below.
(ii)Employee shall be entitled to receive the Short Term Bonus regardless of employment status on the date the Short Term Bonus is calculated or paid provided, however, no Short Term Bonus will be earned if the Employee’s employment is terminated for Cause or by reason of voluntary termination on or before the date the Short Term Bonus is paid.
(e)Recognizing the employment of the Employee by its wholly-owned subsidiary, the Company shall cause, and the Parent will make, an initial grant of restricted stock units (“RSUs”) under its equity incentive plan and in accordance therewith, such number of RSUs to equal 750,000 RSUs pursuant to the terms and conditions of award agreements. RSUs will vest in accordance with the terms of the applicable Equity Plans and award agreements over a period of 5 years.
(f)The Employee will not participate in employee benefit plans (health, medical, dental, and other insurance benefits) from time to time in effect for similarly situated employees of the Company or the Parent, but shall instead be reimbursed for the cost of similar benefit plans in Australia, such reimbursement to not exceed US$10,000 annually. The Employee shall be responsible for sourcing and participating in such plans himself and should submit claims for reimbursement in accordance with Section 6 below.
(g)The Company will also reimburse 80% of the annual membership costs of the Employee in the Law Society of Ontario and the Law Society of British Columbia.
(h)The Company will make superannuation contributions for the Employee’s benefit at the minimum rate and on the minimum amounts that satisfies the Company’s statutory obligation with respect to the payment of superannuation and avoid any charge under the Superannuation Guarantee (Administration) Act 1992 (Cth) into:
(i)a superannuation fund of the Employee choice, provided that the fund and the Employee’s nomination complies with relevant legislation; or
(ii)an eligible fund of the Company’s choice if the Employee does not choose a fund.
5.1The Compensation paid under this clause compensates the Employee for:
(a)payments and entitlements for all hours worked; and
(b)any services the Employee may provide in connection with holding office as a director, secretary or other officer or providing services to the Parent.

Section 6Expenses
The Company will reimburse the Employee for any and all reasonable and documented expenses actually and necessarily incurred by the Employee in connection with the performance of his duties under this Amended and Restated Agreement in accordance with the policies of the Company in effect from time to time. The Employee will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.
Section 7Vacation/Leave
7.1The Employee is entitled to long service leave in accordance with the Long Service Leave Act 1955 (NSW).
7.2The Employee is entitled to 25 days’ paid annual leave per year of service. Any unused annual leave in excess of 20 days per year will be forfeited at the end of the year. Unused annual leave of up to 20 days per year, will be dealt with under the terms of the FW Act.
7.3Annual leave must be taken at times that are convenient to the Company and the Parent.
7.4The Employee is entitled to other leave including paid personal/carer’s leave in accordance with the FW Act and the Company’s policies, practices and procedures.
7.5Notwithstanding this Section 7, the Employee and the Company agree that the employee shall be     on unpaid leave from March 15, 2023 until May 15, 2023.
Section 8Indemnity
The Company shall defend, indemnify and hold harmless the Employee from any and all claims, damages, losses or costs, to the extent provided by applicable law and the Company’s organizational documents, including but not limited to, those relating to loss or damage to property, or injury to, or death of any person or persons arising from or out of the Employee's performance of his obligations under this Amended and Restated Agreement.
Section 9Consent to Use Personal Information
9.1The Employee acknowledges and agrees that the Company and the Parent have the right to collect, use and disclose the terms and conditions of his employment and any other identifying personal information required to be disclosed for reporting or business purposes or otherwise by law, including:
(a)ensuring that he is paid for his services to the Company;
(b)ensuring that the Company is able to claim cost recovery for his services from the Parent;
(c)administering any benefits to which he is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, and/or annual bonuses and long-term incentive securities. This shall include the disclosure of his personal information to any insurance company and/or broker or to any entity that manages or administers the Company’s or the Parent’s benefits on behalf of the Company or the Parent, subject to applicable laws;
(d)compliance with any regulatory reporting and withholding requirements relating to his employment; and
(e)in the event of a sale or transfer of all or part of the shares or assets of the Company, disclosing to any potential acquiring organization solely for the purposes of determining the value of the Company and its assets and liabilities and to evaluate the Employee’s position in the Company. If the Employee’s information is disclosed to any potential acquiring organization, the Company will require the potential acquiring organization to agree to use the information solely for the purpose of evaluating the Company and to protect the privacy of Employee’s information in a manner that is consistent with any policy of the Company dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

9.2The Employee may withdraw his consent provided herein at any time. The Employee acknowledges that if he withdraws his consent, his entitlement to certain employment benefits provided by the Company may be negatively affected and in the event of a sale of business, the acquiring organization may not be in a position to offer continued employment due to a lack of personal information on the Employee.
Section 10Termination
10.1This Amended and Restated Agreement may be terminated as follows:
(a)By Employee on Voluntary Resignation: Upon receipt by the Company of the Employee’s resignation, in writing, which shall be provided not less than six (6) months prior to the effective date of resignation. In these circumstances, during the 6-month notice period, the Employee shall receive as full and sole compensation: (i) Base Salary at the then current rate of pay; and (ii) reimbursements that are due and owing Employee or that were earned or accrued on or before the effective date of termination, (collectively the “Accrued Obligations”) together with any rights under the Company’s employee benefit plans, including equity or equity-based compensation plans, which shall be governed solely by the terms of the Equity Plans. The Employee agrees to faithfully perform and discharge all of his duties and responsibilities under this Amended and Restated Agreement throughout the notice period until the effective date of his employment termination (including any services for the Parent). At any time after receiving notice of Employee’s resignation, the Company shall have the sole option to relieve Employee of his duties and/or to restrict Employee from accessing Company or Parent facilities or systems, communicating with Company or Parent employees or third parties about work-related matters, attending work-related events, or otherwise conducting business on Company’s behalf. In all cases, the Employee will continue to be an employee throughout the notice period until the effective date of termination, except as specified under 10.2 below, and will receive from the Company all Accrued Obligations through the effective date of resignation;
(b)By Company on Death or Incapacity of Employee: Forthwith on the death of the Employee or termination of service by reason of incapacity. The Company shall have the right to terminate Employee by reason of “incapacity” if Employee is unable to perform the inherent requirements of Employee’s Position, with or without a reasonable accommodation, for either three months, or an aggregate of three months in a twelve (12) month period, by reason of any mental or physical illness, condition, impairment or incapacity. In these circumstances, the Employee (or his estate) shall be entitled to receive as full and sole compensation in discharge of the Company’s obligations to the Employee under this Amended and Restated Agreement, the Accrued Obligations, payment in respect of accrued annual and long service leave, the Short Term Bonus, if any, determined pursuant to Section 5.1(d)(i) and (ii), together with any rights under the Company’s or the Parent’s employee benefit plans, including the Equity Plans;
(c)By the Company without Cause: By the Company at any time, and for any reason whatsoever upon written notice of six (6) months. Employee agrees to faithfully perform and discharge all of his duties and responsibilities under this Amended and Restated Agreement throughout the notice period until the effective date of his employment termination (including any for the Parent). At any time after delivering written notice of termination, the Company shall have the sole option to relieve Employee of his duties and/or to restrict Employee from accessing Company or Parent facilities or systems, communicating with Company or Parent employees or third parties about work-related matters, attending work-related events, or otherwise conducting business on Company’s or Parent’s behalf. In all cases, the Employee will continue to be an employee throughout the notice period until the effective date of termination, except as specified under 10.2 below. Contingent upon the Employee’s execution and non-revocation of a general mutual release of claims within twenty-one (21) days of termination in the form mutually agreed to by the Parties, or such other time period agreed to by the Parties, except for the Accrued Obligations and payment in respect of accrued annual and long service leave which will be paid without regard to such release, on such a termination, the Employee will receive the following, as full and sole compensation in discharge of the Company's obligations to the Employee under this Amended and Restated Agreement:
(i)the Accrued Obligations together with any obligations accrued and then owing under the Company’s or the Parent’s employee benefit plans;

(ii)a lump sum cash payment, less applicable withholdings, equal to 1.5 times Employee’s annual Base Salary and 1.5 times the target annual bonuses for the year in which termination of employment occurs, which the Parties agree shall fully satisfy any Short Term Bonus payment owed pursuant to Section 5(d)(i) and (ii) hereof, payable on the forty-fifth (45th) day, or next succeeding business day if the 45th day is not a business day, following Employee’s separation from service; and
(iii)the Employee’s equity incentive awards will be governed in accordance with the terms of the applicable Equity Plans; or
For greater certainty, this Section 10.1(c) shall not apply to a termination following a Change in Control under the circumstances provided for in Section 10.3.
(d)By the Company with Cause: The Company may terminate this Amended and Restated Agreement, and Employee’s employment hereunder, for Cause immediately upon written notice to Employee. In these circumstances, the Employee (or his estate) will be entitled to receive as full and sole compensation in discharge of the Company's obligations to the Employee under this Amended and Restated Agreement, the Accrued Obligations and any accrued annual leave, together with any rights under the Company’s employee benefit plans, including equity or equity-based compensation plans, which will be governed solely by the terms of such plans.
(e)For purposes of this Amended and Restated Agreement, “Cause” shall be deemed to exist if any of the following circumstances exist, as determined by the Board, regardless of the timing of the precipitating events:
(i)Employee’s willful failure to substantially perform his or her duties and responsibilities to the Company or the Parent;
(ii)Employee willfully disobeys a lawful and reasonable direction;
(iii)Employee’s violation of a Company or Parent policy, after receiving thirty (30) days written notice from the Company of the Parent of the precise policy and the Employee’s conduct alleged to violate the policy, and Employee has failed to cure the violation within the 30-day notice period;
(iv)Employee’s commission of any act of fraud, embezzlement, misappropriation, sexual harassment, breach of fiduciary duty or duty of loyalty, dishonesty or any other intentional act of misconduct that has caused or is reasonably expected to result in material injury to the Company or the Parent;
(v)Employee has been convicted of or pled guilty or nolo contendere to a crime that constitutes a felony (or local law equivalent) or a crime that constitutes a misdemeanor (or local law equivalent) involving moral turpitude, if such felony or other crime is (A) work-related, (B) impairs Employee’s ability to perform services for the Company or the Parent, or (C) results in reputational or financial harm to the Company or the Parent;
(vi)the unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or the Parent or any other party to whom Employee owes an obligation of nondisclosure as a result of his Employment with the Company; or
(vii)Employee’s breach of any of his or her obligations under any written agreement or covenant with the Company;
(viii)the Employee engages in behaviour that causes, or may cause, imminent and serious threat to the health and safety of a person; or
(ix)the Employee has committed any act which results in either loss or damage to the Company or the Parent or prejudice to its business standing or reputation, including any social media post or public comment made on the Internet or otherwise, or through the making of any disparaging comment or remark in any public forum or setting, provided, nothing herein prohibits Employee from making truthful statements protected by applicable law.
(f)Notwithstanding the foregoing, the Employee’s rights and entitlements with respect to any stock options and RSUs or any other equity incentive award or incentive bonus amount shall be in accordance with the relevant incentive plan(s) of the Parent.
10.2Notwithstanding Section 10.1(a) and 10.1(c), on or following the service of notice by either party for any reason to terminate this Amended and Restated Agreement, the Company may at its sole and absolute discretion terminate the Employee’s employment at any time and with immediate effect by providing the Employee all payments due in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Base Salary at the date of termination for such period, in addition to the other Accrued Obligations required of the Company as set forth in Sections 10.1(a) and 10.1(c).
10.3(a)    If a Change in Control occurs and, at any time during the twelve (12) month period following such Change in Control, either (i) there occurs a termination of the Employee's employment by the Company, other than for Cause, or (ii) the Employee resigns employment for Good Reason, contingent upon the Employee’s execution and non-revocation of a mutual general release of claims within twenty-one (21) days of termination in the form mutually agreed upon by the Parties, or such other time period agreed to by the Parties, except for the Accrued Obligations which will be paid without regard to such release, the Employee shall be entitled to receive:
(i)the Accrued Obligations together with any rights under the Company’s or the Parent’s employee benefit plans;
(ii)a lump sum cash payment, less applicable withholdings, equal to eighteen (18) months of Employee’s annual Base Salary plus one (1) additional month for each full year of service after the third (3rd) full year of service up a maximum of twenty (24) months annual Base Salary, together with 150% of the Short Term Bonus for the year in which termination of employment occurs, payable on the forty-fifth (45th) day, or next succeeding business day if the 45th day is not a business day, following Employee’s separation from service; and
(iii)Employee's equity incentive awards shall be governed in accordance with the terms of the applicable Equity Plans.
(g)For purposes of this Section 10.3, "Good Reason" means any of the following events, unless the Employee gives his express written consent thereto:
(i)a material adverse change in the Employee's Position as in effect immediately prior to a Change in Control which includes if the Employee is no longer required to discharge the position at the Parent but remains an employee of the Company. Such material adverse change shall mean a material diminution in the Employee's duties or authority or the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such Position. Notwithstanding the foregoing, Good Reason shall not be deemed to occur upon a change in the Employee's duties or responsibilities that is solely a result of the Company no longer being publicly traded;
(ii)a material reduction by the Company in the Employee's annual Base Salary as in effect immediately prior to a Change in Control;
(iii)a material failure by the Company or the Parent to continue in effect any employee benefit program in which the Employee is participating at the time of a Change in Control other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change in Control or replacement of such benefit program with a comparable program, or the taking of any action, or the failure to act, by the Company or the Parent which would materially and adversely affect the Employee's continued participation in any such employee benefit program on at least as favorable a basis to the Employee as on the date of a Change in Control;

(iv)the Company requiring the Employee to be based in a location more than 50 miles from where the Employee is based at the time of a Change in Control, except for required travel on the Company's or the Parent’s business to an extent substantially consistent with the Employee's business travel obligations in the ordinary course of business immediately prior to the Change in Control;
(v)the Company repudiating or breaching any of its material obligations under this Amended and Restated Agreement; or
(vi)the Company requiring the Employee to report to a person of lesser authority or standing than that set forth in Section 1.1 (including at the Parent); provided that a general change in overall reporting structure bona fide entered into by the Company or the Parent in the interests of improved management of its business and not limited to the individual Employee, shall not be a change in reporting responsibilities as contemplated by this clause.
(h)Notwithstanding the foregoing, to constitute Good Reason hereunder, the Employee must give notice to the Company within 30 days following the Employee's knowledge of an event constituting Good Reason describing the alleged failure or action by the Company in respect of the events set out in clauses (i) to (vi) above and advising the Company of the Employee's intention to terminate the Employee's employment for Good Reason. If the Employee fails to provide such notice within 30 days, such event shall not constitute Good Reason under this Amended and Restated Agreement. Following receipt of such notice from the Employee, the Company shall then have 30 business days to take any required corrective action to rectify or rescind such event (and if such event is so rectified or rescinded, such event shall not constitute Good Reason) and to notify the Employee in writing that it has completed such rectification or rescindment, or to notify the Employee that it denies the occurrence of such event.
(i)A notice of resignation for Good Reason in accordance with the foregoing will be deemed to have occurred within the twelve (12) month period following a Change in Control provided the Employee gives the required notice to the Company prior to the end of such twelve (12) month period.
(j)The payments provided for in paragraph (a) under this Section 10.3 shall be inclusive of the Employee's entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this Amended and Restated Agreement, except for the payment of any reasonable expenses due and owing pursuant to Section 6.
(k)For the purposes of this Amended and Restated Agreement, "Change in Control" means any of the following events occurring after the date hereof:
(i)a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Parent or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Parent or any of its Subsidiaries, (iii) any acquisition which complies with Sections 10.3(f)(iii)(I), 10.3(f)(iii)(II) and 10.3(f)(iii)(III); or (iv) in respect of an Award (as defined in the Parent’s Long Term Incentive Plan) held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(ii)the Incumbent Directors of the Parent, as defined in the Company’s Long Term Incentive Plan, or successor plan, cease for any reason to constitute a majority of the Board;
(iii)the consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) of (x) a merger,

consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(I)which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(II)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction; and
(III)after which at least a majority of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or
(iv)the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company or the Parent.
10.4If this Amended and Restated Agreement is terminated by either party while the Employee is on site at any work location other than where the Employee is otherwise based, regardless of the circumstances or the reason for termination, the Company will reimburse the Employee for his return flight home and any change fees that are incurred by the Employee.
Section 11Directorships and Other Offices
11.1The Company may from time to time in its discretion require the Employee to be nominated and appointed as a director or other officer or manager of any of its subsidiary or affiliated companies (including those of the Parent), and the Employee agrees to comply with each such request.
11.2If the Employee is a director or other officer or manager of any of its subsidiary or affiliated companies, the Company is not obliged to ensure that the Employee remains a director or other officer or manager of any subsidiary or affiliate. The removal of the Employee as a director of a subsidiary or affiliate, or removal from that other office or management position will not amount to a breach of this Amended and Restated Agreement or constitute Good Reason or constitute grounds for termination with Cause.
11.3If the Employee is at any time not a director of any of its subsidiary or affiliated companies then the Employee shall not be entitled to and shall not hold himself out as a director and the removal of the term "Director" from his job title will not constitute a breach by the Company of this Amended and Restated Agreement.
11.4Upon the termination of the Employee's employment by the Company for any reason (unless the Company in writing requires the Employee not to do so) the Employee hereby agrees to resign from and vacate each and every office as director of any of its subsidiary or affiliated companies and every other office or management position which he may hold in any subsidiary or affiliated company to which he may have been appointed or elected, and for purposes hereof the Employee hereby irrevocably and unconditionally appoints any director of the Company or the company secretary of the Company as his agent or attorney to effect each such resignation.

11.5Notwithstanding the provisions of Section 11.4, the Company may request the Employee to retain his office as a director of a subsidiary or affiliate notwithstanding the termination of his employment, in which case the Employee shall become a non-executive director of its subsidiary or affiliated companies and shall be entitled to receive compensation as a non-employee director of such subsidiary or affiliate.
11.6The Employee hereby indemnifies the Company (and their respective officers, managers and employees) in respect of any claims, losses, costs or expenses whatsoever (including indirect and consequential damages) which may be suffered or incurred by any of them arising out of or in connection with the Employee refusing for any reason whatsoever to resign from and/or vacate any office as a director or other position contemplated in Section 11.4 for purposes of having to have the Employee removed as a director of a subsidiary or affiliated company.
Section 12Confidential Information
12.1The Employee agrees to keep the affairs and Confidential Information (as defined below) of the Company and the Parent strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by the Company except as authorized in writing by the Board. “Confidential Information” includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company and which is not in the public domain or publicly available: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications; any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, including technical drawings and designs; any information relating to any mineral projects in which the Company or the Parent has an actual or potential interest; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations. The Employee agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Company or the Parent, whether or not those interests conflict with the interests of the Company or the Parent during or after his employment by the Company. The Employee expressly acknowledges and agrees that all information relating to the Company and the Parent, whether financial, technical or otherwise shall, upon execution of this Amended and Restated Agreement and thereafter, as the case may be, be the sole property of the Company or the Company (as the case may be), whether arising before or after the execution of this Amended and Restated Agreement. The Employee expressly agrees not to divulge any of the foregoing information to any person, partnership, company or other legal entity or to assist in the disclosure or divulging of any such information, directly or indirectly, except as required by law or as otherwise authorized in writing by the Board. The provisions of Section 12 shall survive the termination of this Amended and Restated Agreement and the Employee’s employment.
12.2The Employee agrees that all documents of any nature pertaining to the activities of the Company or the Parent, including Confidential Information, in the Employee's possession now or at any time during the Employee's period of employment, are and shall be the property of the Company or the Parent (as the case may be) and that all such documents and copies of them shall be surrendered to the Company when requested by the Company. The Employee shall be permitted to retain information that pertains to himself including his contacts.
Section 13Non-Solicitation
13.1The Employee covenants and agrees that during his employment and for a period of twelve (12) months following the date of termination of his employment, however caused, the Employee will not on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away an employee or officer of the Company or the Parent, whether or not such person would commit any breach of their contract of employment by reason of leaving their service.
13.2Employee agrees that the restrictions, including the duration, scope and geographic area for each, established under the covenants contained in this Section 13 are fair, reasonable and necessary in order to protect the legitimate interests of the Company and the Parent, that Employee is receiving adequate consideration under this Amended and Restated Agreement for such obligations, and that such obligations will not prevent Employee from earning a livelihood during the time periods covered by the restrictive covenants.

13.3In the event Employee has violated any of the covenants contained in this Section 13, the time period covered by the restrictive covenant shall be tolled during the period in which the violation was occurring.
13.4The Employee agrees that a breach by him or her of any of the covenants contained in this Section 13 would result in damages that could not adequately be compensated by monetary award. Accordingly, the Employee agrees that in the event of any such breach or threatened breach, in addition to all other remedies available at law, the Company will be entitled as a matter of right to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.
13.5The Employee further agrees that a breach by him or her of any of the covenants contained in this Section 13 constitutes Cause to terminate the Employee’s employment.
Section 14Representations and Warranties
The Employee represents and warrants to the Company that the execution and performance of this Amended and Restated Agreement will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is currently a party or by which the Employee or Employee's property is currently bound.
Section 15Arbitration
The Parties agree to attempt to resolve all claims, causes of action, controversies, and disputes arising out of or in connection with this Amended and Restated Agreement by structured negotiation with the assistance of a mediator agreed to by the Parties. If the dispute cannot be settled within a period of thirty (30) days after the mediator has been appointed, or such longer period agreed to in writing by the Parties, the Parties agree to submit their Dispute to binding arbitration, with a hearing to take place in Phoenix, Arizona unless the Dispute is earlier dismissed or resolved, in accordance with the American Arbitration Association’s (“AAA”) Rules regarding Employment Disputes, subject to any conflicting provisions of this Amended and Restated Agreement which shall control, and pursuant to the Federal Arbitration Act, by the Parties. If the Parties are unable to agree to the appointment of an arbitrator within fifteen (15) days of delivery of a request for arbitration by either party to the other, the Parties shall select the arbitrator from a panel of at least nine (9) arbitrators who have at least ten (10) years’ of experience as an arbitrator primarily handling employment law cases pursuant to AAA’s arbitrator selection procedures. Each party shall bear its own costs of legal representation and assistance. All other costs, including the fees and expenses of the mediator, the arbitrator and administrative fees and charges, shall be as awarded by the arbitrator. The arbitrator shall apply the substantive federal or state law applicable to the claims and the defenses asserted in arbitration, including applicable statute of limitations and any prerequisites to civil action recognized under applicable federal or state law (e.g., exhaustion of administrative remedies). The arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the validity, enforceability, formation, and interpretation of this Amended and Restated Agreement and the arbitrability of the Parties’ dispute. Each party shall have the right to file dispositive motions, and the arbitrator shall have the authority to adjudicate and dispose of any or all Disputes submitted for arbitration based on such dispositive motions and applicable substantive law. In the event an arbitration hearing is conducted, the arbitration hearing shall not last longer than five (5) business days unless otherwise mutually agreed upon by the Parties. Each party shall have the right to file post-hearing briefs according to a briefing schedule to be established by the arbitrator. The arbitrators will render a decision within a reasonably prompt period after the completion of the hearing, which decision may include any award or remedy available under any applicable law, and may include an award of legal fees, expert witness costs, costs of arbitration, and interest as permissible under the controlling statute or law. The decision of the arbitrator will be final, binding, and conclusive upon the Parties. Each party will have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding anything to the contrary, any Dispute in which a party seeks equitable relief may be brought in any court of competent jurisdiction; provided that any portion of such Dispute in which the party seeks monetary or other non-equitable relief must be submitted for arbitration as provided hereunder. Nothing in this clause 15 will prevent either party commencing proceedings in a court, commission or tribunal in Australia relating to the Employee’s statutory rights under the FW Act or other applicable legislation in Australia, where prior compliance with this clause would render the proceedings out of time.

Section 16Governing Law
This Amended and Restated Agreement shall be construed and enforced in accordance with the laws of the State of Arizona, without reference to principles of conflicts of laws. Subject to Section 15 any action or proceeding brought by a party arising out of or in connection with this Amended and Restated Agreement shall be brought solely in a court of competent jurisdiction located in the State of Arizona. To the extent permitted by law, the Parties agree not to contest such exclusive jurisdiction or seek the transfer of any action relating to such dispute to any other jurisdiction. Each of the Parties hereby submits to personal jurisdiction and waives any objection as to venue in the State of Arizona but Subject to Section 15 .
Section 17Entire Agreement
This Amended and Restated Agreement constitutes the entire agreement between the Parties hereto with respect to the relationship between the Company and the Employee and supersedes all prior arrangements and agreements, whether oral or in writing between the Parties hereto with respect to the subject matter hereof including as set forth in Section 26.
Section 18Amendments
No amendment to or variation of the terms of this Amended and Restated Agreement will be effective or binding upon the Parties hereto unless made in writing and signed by both of the Parties hereto.
Section 19Assignment
This Amended and Restated Agreement is not assignable by the Employee. This Amended and Restated Agreement is assignable by the Company to any other company that controls, is controlled by, or is under common control with the Company. This Amended and Restated Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Employee and his heirs, executors and administrators.
Section 20Severability
Any provision of this Amended and Restated Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Amended and Restated Agreement, all without affecting the remaining provisions of this Amended and Restated Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 21Headings
The division of this Amended and Restated Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Amended and Restated Agreement.
Section 22Time of Essence
Time shall be of the essence in all respects of this Amended and Restated Agreement.
Section 23Independent Legal Advice
The Employee agrees that he has had, or has had the opportunity to obtain, independent legal advice in connection with the execution of this Amended and Restated Agreement and has read this Amended and Restated Agreement in its entirety, understands its contents and is signing this Amended and Restated Agreement freely and voluntarily, without duress or undue influence from any party.
Section 24Notice
24.1Any notice required or permitted to be made or given under this Amended and Restated Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

(a)in the case of the Company:
Ivanhoe Electric Inc.
#606 – 999 Canada Place
Vancouver, BC Canada V6C 3E1
Attention: Human Resources
Email: hrservices@ivancorp.com

(b)in the case of the Employee, at the address set forth on the first page hereof or .
24.2Any notice hand-delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice delivered by registered mail shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms by e-mail or telephone call that the notice has been received. Notwithstanding the above, no notice will be deemed to have been given to the Employee while on site, or traveling to and from a site unless such notice is hand-delivered to the Employee or the Employee confirms that he has received delivery of the notice by another method.
Section 25Counterparts
This Amended and Restated Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.
Section 26Effect of Amended and Restated Agreement
This Amended and Restated Executive Employment Agreement replaces in its entirety the original Executive Employment Agreement dated as of November 16, 2022 with effect from such date, with all rights assigned to, and all liabilities and obligations novated to, IVNE Australia Pty Ltd as of such date notwithstanding the date of execution of this Amended and Restated Executive Employment Agreement.
Signature page to follow.

IN WITNESS WHEREOF the Parties hereto have executed this Amended and Restated Agreement as of the day and year first above written.

IVNE AUSTRALIA PTY LTD

By:/s/ Sam Kenny
Sam Kenny
Corporate Secretary
_____________________________________
Authorized Signatory

IVANHOE ELECTRIC INC.

By:/s/ Taylor Melvin
Taylor Melvin
Chief Executive Officer
_____________________________________
Authorized Signatory

SIGNED by the Employee in the presence of:

By:/s/ Quentin Markin
Quentin Markin

By:/s/Heather McCormick
Heather McCormick
_____________________________________
Witness